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                                                                 EXHIBIT 99.1


                          AT THE FINANCIAL RELATIONS BOARD:
AT THE COMPANY:           Fiona Ross                  Moira Conlon/Renee Law
Frank Greico              General Information         Analyst Contact
Chief Financial Officer   11611 San Vicente Blvd.,    11611 San Vicente Blvd.,
(310) 309-3700            #700                        #700
                          Los Angeles, CA 90049       Los Angeles, CA 90049
                          (310) 442-0599              (310) 442-0599


FOR IMMEDIATE RELEASE
DECEMBER 3, 1996


               QUARTERDECK CORPORATION ANNOUNCES SHAREHOLDER SUIT


MARINA DEL REY, CA, December 3, 1996 -- Quarterdeck Corporation (Nasdaq: QDEK) announced today that a shareholder complaint was filed in the Superior Court of the State of California, county of Los Angeles, against the Company and a former officer and current officer of the Company alleging, among other things, violations of certain provisions of California securities laws relating to statements made about the Company. The suit is purportedly brought on behalf of all persons who purchased the Company's common stock during the period January 26, 1996 through June 13, 1996 and seeks damages in an unspecified amount and other relief.

The Company intends to vigorously defend against this action.

Quarterdeck Corporation is a pioneer in the development of PC utilities and Internet software. The Company leads the industry in bringing utilities solutions to the Windows and Macintosh environments and offers powerful Internet and communications software tools. Quarterdeck Corporation is headquartered at 13160 Mindanao Way, Marina Del Rey, CA 90292. Its European headquarters are in Dublin, Ireland. Product availability and pricing information may be obtained by calling (310) 309-3755 or by accessing Quarterdeck's Internet website at http://www.quarterdeck.com.

For more information about Quarterdeck Corporation via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code 304.